Exhibit 99.1

M/I Homes Reports
2016 First Quarter Results

Columbus, Ohio (April 28, 2016) - M/I Homes, Inc. (NYSE:MHO) announced results for the three months ended March 31, 2016.

2016 First Quarter Highlights:

•	Net income of $9.2 million ($0.30 per diluted share)

•	Pre-tax income increased 34% to $14.0 million, excluding impact of land sales gross profit which was $700,000 in 2016 vs. $5.2 million in 2015

•	New contracts increased 19%

•	Homes delivered increased 22%; average closing price increased 9%

•	Backlog sales value increased 27% to $730 million; backlog units increased 22% to 1,969

•	Opening of new division in Sarasota, Florida

For the first quarter of 2016, the Company reported net income of $9.2 million, or $0.30 per diluted share. This compares to net income of $9.6 million, or $0.31 per diluted share, for the first quarter of 2015. The first quarter of 2016 includes a $2.2 million pre-tax charge for stucco-related repairs in certain of our Florida communities and $700,000 of gross profit on land sales. 2015’s first quarter results included $5.2 million of gross profit on land sales.

New contracts for the first quarter were 1,314, a 19% increase from the 1,108 recorded in 2015's first quarter. Homes delivered in the first quarter reached a first quarter record 876, an increase of 22% over the 717 reported for the same period of 2015. Homes in backlog at March 31, 2016 had a total sales value of $730 million, a 27% increase over a year ago, with backlog units of 1,969 and an average sales price of $371,000. At March 31, 2015, backlog sales value was $577 million, with backlog units of 1,613, and an average sales price of $358,000. M/I Homes had 181 active communities at March 31, 2016 compared to 153 at March 31, 2015. The Company's cancellation rate was 11% in the first quarter of 2016 compared to 13% in 2015's first quarter.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are pleased with our first quarter results as we are off to a strong start to 2016. We delivered a first quarter record 876 homes, 22% more than last year. New contracts increased 19% and our backlog sales value increased 27% to $730 million, with 356 more homes in backlog than a year ago. And, our pre-tax income, excluding land sales gross profit, increased by 34% due to increased closings, increased average sales price, and a 40 basis point improvement in our overhead expense ratio. We ended the quarter with our strongest first quarter backlog in ten years.”

Mr. Schottenstein continued, “We are also very excited to announce our plans to open in Sarasota, Florida, our 15th housing division. We are confident that we can grow this new division and establish a meaningful presence. Given the strength of our backlog, our strong sales performance and planned new community openings, we are well positioned to have a very solid 2016.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes' website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through April 2017.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 95,000 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and also currently operates under the name Hans Hagen Homes in its Minneapolis/St. Paul, Minnesota market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Tampa and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
New contracts	1,314	1,108
Average community count	178	152
Cancellation rate	11%	13%
Backlog units	1,969	1,613
Backlog value	$729,950	$576,753
Homes delivered	876	717
Average home closing price	$353	$325

Homebuilding revenue:
Housing revenue	$309,247	$233,000
Land revenue	5,070	22,061
Total homebuilding revenue	$314,317	$255,061

Financial services revenue	10,053	8,098
Total revenue	$324,370	$263,159

Cost of sales - operations	260,172	206,183
Gross margin	$64,198	$56,976
General and administrative expense	22,259	19,334
Selling expense	22,266	17,686
Operating income	$19,673	$19,956
Equity in income of unconsolidated joint ventures	(307)	(198)
Interest expense	5,265	4,462
Income before income taxes	$14,715	$15,692
Provision for income taxes	5,526	6,124
Net income	$9,189	$9,568
Preferred dividends	1,219	1,219
Net income to common shareholders	$7,970	$8,349

Earnings per share:
Basic	$0.32	$0.34
Diluted	$0.30	$0.31

Weighted average shares outstanding:
Basic	24,657	24,514
Diluted	30,032	29,975

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	March 31,
	2016	2015
Assets:
Total cash and cash equivalents(1)	$34,321	$36,098
Mortgage loans held for sale	94,438	79,180
Inventory:
Lots, land and land development	596,072	470,317
Land held for sale	13,801	4,374
Homes under construction	439,328	403,965
Other inventory	104,336	80,414
Total Inventory	$1,153,537	$959,070

Property and equipment - net	22,740	11,081
Investments in unconsolidated joint ventures	25,693	29,449
Deferred income taxes, net of valuation allowance	55,860	88,748
Other assets	50,123	41,443
Total Assets	$1,436,712	$1,245,069

Liabilities:
Debt - Homebuilding Operations:
Senior notes	$294,904	$226,354
Convertible senior subordinated notes due 2017	56,662	56,087
Convertible senior subordinated notes due 2018	84,891	84,183
Notes payable bank - homebuilding	114,500	90,000
Notes payable - other	8,805	8,876
Total Debt - Homebuilding Operations	$559,762	$465,500

Notes payable bank - financial services operations	87,186	71,723
Total Debt	$646,948	$537,223

Accounts payable	81,594	69,452
Other liabilities	103,565	84,781
Total Liabilities	$832,107	$691,456

Shareholders' Equity	604,605	553,613
Total Liabilities and Shareholders' Equity	$1,436,712	$1,245,069

Book value per common share	$22.48	$20.54
Net debt/net capital ratio(2)	51%	48%

(1)	2016 and 2015 amounts include $2.6 million and $6.1 million of restricted cash and cash held in escrow, respectively.

(2)
Net debt/net capital ratio is calculated as the principal amount outstanding of our total debt minus total cash and cash equivalents, divided by the sum of the principal amount outstanding of our total debt minus total cash and cash equivalents plus shareholders' equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended
	March 31,
	2016	2015
Adjusted EBITDA(1)	$27,233	$26,769

Cash flow provided by (used in) operating activities	$1,056	$(29,276)
Cash used in investing activities	$(12,863)	$(845)
Cash provided by financing activities	$33,357	$44,544

Land/lot purchases	$51,973	$51,200
Land development spending	$32,194	$37,681
Land sale revenue	$5,070	$22,061
Land sale gross profit	$729	$5,241

Financial services pre-tax income	$5,891	$4,993

(1)	See "Non-GAAP Financial Results / Reconciliation" table below.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results / Reconciliation
(Dollars in thousands)

	Three Months Ended
	March 31,
	2016	2015
Net income	$9,189	$9,568
Add:
Provision for income taxes	5,526	6,124
Interest expense net of interest income	4,835	4,103
Interest amortized to cost of sales	3,544	3,539
Depreciation and amortization	2,884	2,306
Non-cash charges	1,255	1,129
Adjusted EBITDA	$27,233	$26,769

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended
	March 31,
			%
Region	2016	2015	Change
Midwest	495	420	18%
Southern	492	414	19%
Mid-Atlantic	327	274	19%
Total	1,314	1,108	19%

HOMES DELIVERED
	Three Months Ended
	March 31,
			%
Region	2016	2015	Change
Midwest	322	248	30%
Southern	350	275	27%
Mid-Atlantic	204	194	5%
Total	876	717	22%

BACKLOG
	March 31, 2016			March 31, 2015
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	845	$330	$391,000	677	$242	$357,000
Southern	702	$247	$352,000	589	$211	$358,000
Mid-Atlantic	422	$153	$361,000	347	$124	$358,000
Total	1,969	$730	$371,000	1,613	$577	$358,000

LAND POSITION SUMMARY
	March 31, 2016			March 31, 2015
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	3,488	5,003	8,491	3,386	2,272	5,658
Southern	4,630	5,132	9,762	4,917	3,845	8,762
Mid-Atlantic	2,750	1,259	4,009	2,633	2,397	5,030
Total	10,868	11,394	22,262	10,936	8,514	19,450